Exodus Shares FAQ

Read the Exodus **Exodus Shares Announcement (//support.exodus.io/article/1530-introducing-exodus-shares)**.

In this Article:

What is happening?

We are considering conducting a potential offering of shares of our common stock pursuant to Regulation A.

We are currently considering conducting a potential offering of up to $50 million of shares of our Class A common stock to be offered to the public in the following manner:

- Subscriptions for the shares of Class A common stock

would be made through the desktop version of the Shares App of the Exodus Wallet. The Exodus Wallet with the Shares App is currently available for download on the exodus.io website.

- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).

- Securitize, Inc., a Delaware corporation, would be the transfer agent for the Shares.

- The shares would be represented by digital Common Stock Tokens on the Ethereum blockchain and would be held in the Exodus Wallet. The ownership and transfer of the shares will be recorded on the Ethereum blockchain using the Common Stock Tokens

Our mission at Exodus is to help the world exit the traditional financial system.

With cryptocurrency reaching all-time highs, we are taking action to accelerate our growth. We plan to invest even more in the expansion of our platform, including in our product, security, and customer service teams while accelerating growth by significantly increasing our marketing efforts to attract new users to our platform.

Staying on point with our mission, rather than conducting a traditional capital raise, such as a private Series A preferred stock offering or a fully registered initial public offering of common stock, we are considering doing something far more interesting. We are currently evaluating a more user-friendly financing option that would empower our customers to participate in our capital raise.

As such, we are considering raising capital through a potential "mini-IPO" Regulation A offering of our Class A common stock, with subscriptions made directly from within the Exodus Wallet. We believe this has the potential to revolutionize fundraising. To that end, we intend to launch an exciting new app inside of the Exodus Wallet called "Shares" to test the waters for interest in a Regulation A offering. The Shares App will be launched on January 15, 2021.

Why might I be interested in being part of Exodus' growth?

Exodus enables consumers to manage many forms of cryptocurrency in a non-custodial interface. With cryptocurrency reaching all-time highs, we are taking action to accelerate our growth. Exodus is already performing well. We expect Q4 2020 to be even stronger than Q3 2020, which had been our highest in recent history, and our 2020 revenue is expected to exceed $20 million. Going forward, we plan to invest even more in the expansion of our platform, including on product, security, and customer service teams, while accelerating growth by significantly increasing our marketing efforts to attract additional users to our platform. We are excited about our future and we want to know if you might be interested in being a part of it.

Why are you looking to raise capital?

We are looking to accelerate growth and further invest in the expansion of our platform, including in software development and marketing. Through our process of testing the waters for a potential Regulation A offering, we are investigating means to empower users to also participate in Exodus' growth. Rather

than a traditional capital raise, such as a fully registered IPO or private Series A preferred stock offering, we are considering raising capital through an SEC-qualified offering pursuant to Regulation A in a way that would utilize blockchain technology and a crypto token from within our wallet. Our Shares app became available on January 15, 2021, and the mobile launch is targeted for January 28, 2021.

How do I indicate my interest in a potential offering?

You'll need to go to the Shares App inside your Exodus wallet, from here you'll be able to complete your investor profile and indicate interest.

Can I buy shares of Exodus' Class A common stock right now?

At this time, we are not offering or selling any shares of our Class A common stock. We are currently testing the waters to determine whether there would be interest in a potential Regulation A offering of our Class A common stock. If you would like to let us know that you would be interested in this potential offering, please go to the Exodus Wallet and install the Shares app, from there you'll be able to set up your Securitize ID and register your potential interest.

If Exodus decides to go ahead with this Regulation A offering, when and where would I be able to purchase shares?

We are considering raising capital through an SEC-qualified offering pursuant to Regulation A in a way that would utilize blockchain technology and a crypto token from within our wallet and are currently testing the waters for interest. We may decide not to undertake a Regulation A offering or any other form of offering. Should we decide to move ahead with the Regulation A offering, if you have registered your interest through the Exodus Platform, we will be able to inform you about further developments when they occur.

Why are you considering this route versus a more traditional registered IPO?

Due to our positive performance to date, rather than conduct a private Series A preferred stock offering or fully registered IPO, we are exploring other financing options that, consistent with our mission, would empower our customers to participate in our capital raise. As such, we are considering raising capital through an SEC-qualified offering pursuant to Regulation A in a way that would utilize blockchain technology and a crypto token from within our wallet. We believe this has the potential to revolutionize fundraising.

If you decide to conduct this Regulation A offering, where will the shares trade?

At this time, we are not sure whether there would be a place for shares of our Class A common stock to trade if we conduct a Regulation A offering. We do not intend to list our common stock on a stock exchange. However, we are reviewing the possibility that shares of our common stock may be able to

trade on an alternative trading system, or ATS. If you have registered your interest through the Exodus Platform, we can keep you informed about further developments when they occur.

Will you keep people who are interested updated on your progress?

Yes - first you can register your interest in the Shares app. Also, you can sign up for our newsletter to keep informed. Link to sign up: http://exodus.io/newsletter (http://exodus.io/newsletter)

I am located internationally; can I also buy?

We are exploring the possibility of offering shares of our common stock internationally. If you are located internationally and would like to let us know that you would be interested in this potential offering, please go to the Exodus Wallet and install the Shares app. From there, you'll be able to set up your Securitize ID and register your potential interest.

How do you make money?

We derive our revenues from API integration fees (both transaction- and non-transaction-based) that we charge to third parties who develop applications that our customers can access from the Exodus Wallet through an API.

How can I learn more about the company and your business model?

Exodus is the maker of the Exodus Wallet, which provides an easy-to-use interface that enables our customers to manage their crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security.

The Exodus Wallet is non-custodial, meaning that our customers' private keys are encrypted locally on their own devices and Exodus can never access or take control of our customers' funds. We derive our revenues from API integration fees (both transaction- and non-transaction-based) that we charge to third parties who develop applications that our customers can access from the Exodus Wallet through an API.

Our desktop platform was first released in December 2015 to address an underserved market opportunity by allowing customers to access advanced wallet technology on the desktop. Since the creation of the Exodus Wallet, we estimate that we have had approximately 1.25 million customers with funded wallets across our desktop and mobile platforms.

- Our website averages approximately 154,975 visitors per month, with a ratio of visits to unique clicks to download the desktop platform of 27%. As of August 2020, we had a cumulative total of over 3.5 million unique clicks on our website to download our desktop platform.
- Since January 2020, approximately 65% of people who downloaded our desktop platform have activated it, resulting in 190,800 new customers. We have continually achieved this ratio with extremely limited marketing spend.

You can learn more about our company and its products by going to our website here (//support.exodus.io/category/91-company) or our YouTube channel

(https://www.youtube.com/channel/UCpwUeFzkWEEduSoxpiI1UsA).

Coinbase is doing a traditional IPO, why aren't you?

Rather than conducting a traditional capital raise, such as a fully registered IPO or private Series A preferred stock offering, we are considering something that would utilize blockchain and cryptocurrency from within our wallet. With this testing the waters for a potential Regulation A offering, we are investigating means to empower users to also participate in Exodus' growth.

Bitcoin is going gangbusters. What happens to you when Bitcoin drops?

The Exodus Wallet enables our customers to manage **multiple** crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security and is not tied to one singular cryptocurrency.

How can I ask more questions?

Should we move ahead with the potential Regulation A offering, our transfer agent will be Securitize, who can be reached at InvestorSupport@securitize.io (mailto:InvestorSupport@securitize.io), and will be able to to help you set up your Securitize ID and register your potential interest.

We have engaged an investor relations firm, LHA Investor Relations, to help ensure that our investors receive prompt responses about other aspects of the Regulation A offering should we move forward. Moriah Shilton and Kirsten Chapman can be reached directly at exodus@lhai.com or 415-433-3777.

Where can I find more information about Securitize?

More information about Securitize can be found HERE (https://www.securitize.io/).

Will you use the Exodus model of going public for other companies?

We are considering offering shares of our Class A common stock in this manner. Should we choose to conduct a Regulation A offering of our Class A common stock and use the Exodus wallet, it is possible that we could offer a similar product for other companies that want to use this format.

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "intend," "believe," or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. We cannot assure you

that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy shares of Exodus's Class A common stock can be accepted and no part of any purchase price can be received until an offering statement is qualified pursuant to the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind.

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering under Tier 2 of Regulation A and therefore intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction's securities laws.

Questions? Need more assistance? Send us an email at support@exodus.io (mailto:support@exodus.io). We promise quick human help!

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